UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2024

GENERATIONS BANCORP NY, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-39883	85-3659943
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

20 East Bayard Street, Seneca Falls, New York		13148
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:    (315) 568-5855

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	GBNY	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement

On September 23, 2024, Generations Bancorp NY, Inc. (“Generations Bancorp”), Generations Bank and ESL Federal Credit Union entered into a Purchase and Assumption Agreement (the “Agreement”), pursuant to which ESL Federal Credit Union will acquire substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of Generations Bank (the “Transaction”).

The Agreement was unanimously approved by the Boards of Directors of each of Generations Bancorp, Generations Bank and ESL Federal Credit Union. The Transaction is expected to close late in the second quarter or the third quarter of 2025, subject to receiving all regulatory approvals, approval by Generations Bancorp shareholders and other customary closing conditions.

Under the terms of the Agreement, ESL Federal Credit Union will pay Generations Bank $26.2 million in cash and Generations Bank will retain its equity at the effective time of the Transaction, less certain reductions and additions. The Purchase Price is currently estimated to result in Generations Bancorp’s shareholders receiving an aggregate of between $18.00 and $20.00 in cash in exchange for each share of Generations Bancorp common stock owned (the “per share consideration”). It is expected that the per share consideration will be distributed in two payments with the substantial majority of the total per share consideration expected to be distributed within six to nine months following the closing of the Transaction, and the balance of the per share consideration to be distributed six to nine months after the first payment. The exact amount of the per share consideration is subject to significant variation based on various factors including Generations Bank’s equity at closing; the amount of the corporate taxation including the use of any tax loss carryforwards to be used by Generations Bancorp; the regulatory treatment and costs associated with the liquidation accounts of Generations Bancorp and Generations Bank which would be expected to be paid out to eligible depositors of Generations Bank; expenses associated with the termination of Generations Bank’s defined benefit plans; the amount of cash held by Generations Bancorp at the closing; costs related to the dissolution and the distribution of Generations Bancorp’s remaining assets to shareholders; and Generations Bancorp’s future operating results. Based on these factors, investors should not assume that the ultimate per share consideration to shareholders will be within the range set forth above.

Following the completion of the Transaction, Generations Bancorp and Generations Bank will settle their remaining obligations, distribute their remaining cash to Generations Bancorp shareholders and dissolve.

The Agreement contains customary representations and warranties from Generations Bancorp, Generations Bank and ESL Federal Credit Union, and each party has agreed to customary covenants, including, among others, covenants relating to (1) the conduct of Generations Bank’s business during the interim period between the execution of the Agreement and the closing of the Transaction, (2) Generations Bancorp’s obligations to facilitate its shareholders’ consideration of, and voting upon, the Agreement and the Transaction, (3) the recommendation by the board of directors of Generations Bancorp in favor of approval of the Agreement and the Transaction by its shareholders, and (4) Generations Bank’s and Generations Bancorp’s non-solicitation obligations relating to alternative business combination transactions.

Consummation of the Transaction is subject to certain conditions, including, among others, approval of the Agreement and the Transaction by Generations Bancorp’s shareholders, the receipt of all required regulatory approvals and expiration of applicable waiting periods, accuracy of specified representations and warranties of each party, the performance in all material respects by each party of its obligations under the Agreement, and the absence of any injunctions or other legal restraints.

 The Agreement provides certain termination rights for the parties, and further provides that upon termination of the Agreement under certain circumstances, Generations Bancorp will be obligated to pay ESL Federal Credit Union a termination fee of $1,640,000.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The representations, warranties and covenants of each party set forth in the Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties (1) will not survive consummation of the Transaction, unless otherwise specified therein, and (2) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in any public disclosure. Accordingly, the Agreement is included with this filing only to provide investors with information regarding the terms of the Agreement, and not to provide investors with other factual information regarding Generations Bancorp, Generations Bank or ESL Federal Credit Union, their respective affiliates or their respective businesses.

On September 24, 2024, Generations Bancorp, Generations Bank and ESL Federal Credit Union announced via a joint press release the signing of the Agreement. A copy of the joint press release announcing the Transaction is attached hereto as Exhibit 99.1.

Additional Information About the Transaction and Where to Find It

In connection with the Transaction, Generations Bancorp will distribute a proxy statement to its shareholders in connection with a special meeting of shareholders to be called and held for the purposes of voting on the approval of the Transaction and related matters. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that Generations Bancorp may mail to shareholders in connection with the Transaction.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS REGARDING THE TRANSACTION, GENERATIONS BANCORP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ITS EXHIBITS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GENERATIONS BANCORP AND GENERATIONS BANK AND THE TRANSACTION.

Copies of the proxy statement will be mailed to all shareholders prior to the special meeting. Generations Bancorp’s shareholders will be able to obtain a free copy of the proxy statement, free of charge, from Generations Bancorp at www.mygenbank.com.

Participants in the Solicitation

Generations Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Generations Bancorp in connection with the special meeting of shareholders. Information about the directors and executive officers of Generations Bancorp appears in its proxy statement dated April 12, 2024, for Generations Bancorp’s 2024 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement for the special meeting of shareholders when it becomes available.

Forward-Looking Statements

This current report contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. Forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar terms or the negative of those terms. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) uncertainties regarding the estimated range of the per share consideration and uncertainties as to the timing of one or more payments to shareholders representing the full per share consideration; (2) failure of the parties to satisfy the closing conditions in the definitive agreement in a timely manner or at all; (3) failure of the shareholders of Generations Bancorp to approve the Transaction or any of the related transactions; (4) failure to obtain governmental approvals; (5) changes in estimates with respect to the amount of cash to be received by Generations Bank and/or to be utilized by Generations Bank and Generations Bancorp following the completion of the Transaction, and the resulting amount available for distribution to Generations Bancorp shareholders, either in the aggregate or on a per-share basis; (6) disruptions to the parties’ businesses as a result of the announcement and pendency of the Transaction; (7) changes in general business, industry or economic conditions or competition; (8) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting credit unions, financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (9) adverse changes or conditions in the capital and financial markets; (10) changes in interest rates or credit availability; (11) the adequacy of credit loss reserves and changes in loan default and charge-off rates; (12) increased competition and its effect on pricing, spending, third-party relationships and revenues; (13) unanticipated regulatory or judicial proceedings and liabilities and other costs; (14) changes in the cost of funds, demand for loan products or demand for financial services; and (15) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

The foregoing list should not be construed as exhaustive, and Generations Bancorp, Generations Bank and ESL Federal Credit Union undertake no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 9.01	Financial Statements and Exhibits

(d)        Exhibits.

Exhibit No. Exhibit

2.1	Purchase and Assumption Agreement by and among ESL Federal Credit Union, Generations Bancorp NY, Inc. and Generations Bank, dated as of September 23, 2024*

99.1	Press Release, dated September 24, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

__________________________

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATIONS BANCORP NY, INC.

DATE: September 23, 2024	By:	/s/ Angela M. Krezmer
Angela M. Krezmer
Chief Executive Officer